EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-52516, 333-97102, 333-81836, 333-69284, 333-66258 and 333-114262; Form S-3 Nos. 333-87082 and 333-83820), as amended, and in the related Prospectus of Stratos International, Inc. of our report dated June 18, 2004, with respect to the consolidated financial statements and schedule of Stratos International, Inc. included in this Annual Report (Form 10-K) for the year ended April 30, 2004.

/s/ Ernst & Young LLP

Chicago, Illinois
July 27, 2004